Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2011 THIRD QUARTER FINANCIAL RESULTS

Clarksville, Indiana—July 26, 2011. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $1.1 million, or $0.51 per diluted share, for the quarter ended June 30, 2011 compared to net income of $500,000, or $0.23 per diluted share, for the quarter ended June 30, 2010.

The Company recognized a one-time pretax charge of $705,000 in connection with the termination and settlement of the Bank’s defined benefit pension plan during the quarter ended June 30, 2010, and pretax charges of $281,000 and $73,000 for data processing and professional fees, respectively, in connection with the conversion of the Bank’s core operating system during the quarter ended June 30, 2010.  Had these nonrecurring expenses not occurred, the Company would have recognized net income of $1.2 million, or $0.52 per diluted share, for the quarter ended June 30, 2010.

Net interest income after provision for loan losses increased $64,000 for the quarter ended June 30, 2011 as compared to the same period in 2010. Interest income increased $51,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $30.4 million from $450.9 million in 2010 to $481.3 million in 2011, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.91% for 2010 to 5.60% for 2011. Interest expense decreased $148,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 1.44% in 2010 to 1.23% in 2011, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $21.4 million from $409.8 million in 2010 to $431.2 million in 2011. The provision for loan losses increased $135,000 from $300,000 for the quarter ended June 30, 2010 to $435,000 for the same period in 2011, primarily due to an increase in nonperforming loans during 2011. The increase in nonperforming loans is due primarily to a single borrower relationship of approximately $2.2 million at June 30, 2011 secured by 23 non-owner occupied, one-to-four family investment properties, which were predominately constructed in the past ten years and sold on contract to their occupants.  All of the loans to this borrower were placed on nonaccrual status during the quarter ended June 30, 2011.  Net charge-offs were $144,000 for the quarter ended June 30, 2011 compared to $391,000 for the same period in 2010.

Noninterest income increased $53,000 for the quarter ended June 30, 2011 as compared to the same period in 2010. The increase was due primarily to an increase in the net gains on sales of loans of $95,000 for 2011 compared to 2010, which was due primarily to the sale of the Bank’s $1.2 million credit card portfolio resulting in a gain of $104,000. This more than offset a decrease in service charges on deposit accounts of $57,000, which was due primarily to a decrease in overdraft fee income when comparing the two periods.

Noninterest expenses decreased $866,000 for the quarter ended June 30, 2011 as compared to the same period in 2010. The decrease was due primarily to decreases in compensation and benefits expense, data processing expense, occupancy and equipment expense, and professional fees of $508,000, $257,000, $109,000 and $75,000, respectively, which more than offset an increase in net losses on foreclosed real estate of $100,000. The decrease in compensation and benefits expense was due primarily to the aforementioned one-time pretax charge of $705,000 recognized in the 2010 period in connection with the termination and settlement of the Bank’s defined benefit pension plan, the quarter-over-quarter effect of which was partially offset by increased staffing and employee benefit costs in the 2011 period. The decreases in data processing expense, occupancy and equipment expense, and professional fees are due primarily to charges in the 2010 quarter relating to the conversion of the Bank’s core operating system. The increase in net losses on foreclosed real estate is due primarily to increases in write-downs, net losses on sales, and operating expenses related to foreclosed properties during the 2011 quarter.

The Company recognized income tax expense of $433,000 for the quarter ended June 30, 2011, for an effective tax rate of 28.3%, compared to income tax expense of $83,000, for an effective tax rate of 14.2%, for the same period in 2010.  The lower effective tax rate for the three months ended June 30, 2010 was due primarily to the decrease in income before taxes for 2010 compared to 2011.

Results of Operations for the Nine Months Ended June 30, 2011 and 2010

For the nine-month period ended June 30, 2011, the Company reported net income of $3.2 million, or $1.45 per diluted share, compared to net income of $2.1 million, or $0.92 per diluted share, for the same period in 2010.  The nine-month period ended June 30, 2011 includes a nonrecurring pretax charge of $118,000 related to severance compensation for the early retirement of several officers, while the nine-month period ended June 30, 2010 includes the aforementioned one-time pretax charge of $705,000 in connection with the termination and settlement of the Bank’s defined benefit pension plan, and pretax charges of $564,000 and $121,000 for data processing and professional fees, respectively, in connection with the conversion of the Bank’s core operating system.

Net interest income after provision for loan losses increased $574,000 for the nine-month period ended June 30, 2011 as compared to the same period in 2010. Interest income decreased $165,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 5.94% for 2010 to 5.62% for 2011, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $23.3 million from $447.5 million in 2010 to $470.8 million in 2011. Interest expense decreased $567,000 due primarily to a decrease in the average cost of interest-bearing liabilities from 1.52% in 2010 to 1.28% in 2011, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $16.7 million from $407.7 million in 2010 to $424.4 million in 2011. The provision for loan losses decreased $172,000 from $1.2 million for the nine months ended June 30, 2010 to $1.1 million for the same period in 2011. Net charge-offs were $438,000 for the nine months ended June 30, 2011 compared to $744,000 for the same period in 2010.

Noninterest income increased $275,000 for the nine-month period ended June 30, 2011 as compared to the same period in 2010. The increase was due primarily to an increase in the net gains on sales of loans of $191,000 for 2011 compared to 2010, an increase in the gains on the sales of securities available for sale of $34,000 for 2011 compared to 2010, and a $2,000 unrealized gain on an interest rate cap contract for the nine-month period ended June 30, 2011, compared to an unrealized loss of $88,000 on the interest rate cap contract for the same period in 2010. These increases more than offset a decrease in service charges on deposit accounts of $162,000, which was due primarily to a decrease in overdraft fee income when comparing the two periods.

Noninterest expenses decreased $803,000 for the nine-month period ended June 30, 2011 as compared to the same period in 2010. The decrease was due primarily to decreases in compensation and benefits expense, data processing expense, occupancy and equipment expense, and professional fees of $267,000, $435,000, $295,000 and $126,000, respectively, which more than offset an increase in net losses on foreclosed real estate of $315,000. As noted above, the decrease in compensation and benefits expense was due primarily to the $705,000 charge recognized in the 2010 period in connection with the termination and settlement of the Bank’s defined benefit pension plan, the period-over-period effect of which was partially offset by the aforementioned $118,000 charge for the early retirement of several officers and increased staffing and employee benefit costs recognized in the 2011 period. Also as noted above, the decreases in data processing expense, occupancy and equipment expense, and professional fees are due primarily to charges in the 2010 period relating to the conversion of the Bank’s core operating system. The increase in net losses on foreclosed real estate is due primarily to increases in write-downs, net losses on sales, and operating expenses related to foreclosed properties during the 2011 period.

The Company recognized income tax expense of $1.3 million for the nine-month period ended June 30, 2011, for an effective tax rate of 29.2%, compared to income tax expense of $742,000, for an effective tax rate of 26.2%, for the same period in 2010.  The lower effective tax rate for the nine months ended June 30, 2010 was due primarily to the lower level of income before taxes for 2010.

Comparison of Financial Condition at June 30, 2011 and September 30, 2010

Total assets increased $15.2 million from $508.4 million at September 30, 2010 to $523.6 million at June 30, 2011. Net loans and investment securities increased $9.1 million and $10.5 million, respectively, while cash and cash equivalents decreased $2.3 million from September 30, 2010 to June 30, 2011.  The increase in assets was funded primarily by an increase in deposits of $11.1 million from $366.2 million at September 30, 2010 to $377.3 million at June 30, 2011.

Stockholders’ equity increased $2.8 million from $55.2 million at September 30, 2010 to $58.0 million at June 30, 2011.  The increase was due primarily to $3.2 million of retained net earnings, which more than offset the open market repurchase of $726,000 of common stock recorded as treasury stock. During the quarter ended December 31, 2009, the Company declared a special dividend of $0.08 per share, totaling $193,000, which was paid to shareholders of record as of the close of business on January 4, 2010.  At June 30, 2011, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has twelve offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo and Salem, Indiana.  Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net. Community First Bank (CFB) division customers can continue to access their accounts with Internet access via the CFB website at www.c-f-b.com.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the Company’s inability to realize the expected benefits of the acquisition of CFB; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact
Tony A. Schoen, CPA
Chief Financial Officer
812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
OPERATING DATA:
(In thousands, except share and per share data)

Total interest income	$6,592	$6,541	$19,497	$19,662
Total interest expense	1,327	1,475	4,086	4,653

Net interest income	5,265	5,066	15,411	15,009
Provision for loan losses	435	300	1,074	1,246

Net interest income after provision for loan losses	4,830	4,766	14,337	13,763

Total noninterest income	792	739	2,276	2,001
Total noninterest expense	4,056	4,922	12,127	12,930

Income before income taxes	1,566	583	4,486	2,834
Income tax expense	443	83	1,309	742

Net Income	$1,123	$500	$3,177	$2,092

Net Income per share, basic	$0.53	$0.23	$1.48	$0.92
Weighted average common shares outstanding, basic	2,134,841	2,211,353	2,141,023	2,272,182

Net Income per share, diluted	$0.51	$0.23	$1.45	$0.92
Weighted average common shares outstanding, diluted	2,188,782	2,211,353	2,186,021	2,272,182

Performance ratios (annualized):
Return on average assets	0.86%	0.41%	0.83%	0.57%
Return on average equity	7.93%	3.77%	7.63%	5.26%
Interest rate spread	4.37%	4.47%	4.34%	4.42%
Net interest margin	4.49%	4.60%	4.46%	4.55%
Efficiency ratio	66.96%	84.79%	68.56%	76.01%

	June 30,	September 30,
	2011	2010
FINANCIAL CONDITION DATA:
(Dollars in thousands)

Total assets	$523,594	$508,442
Cash and cash equivalents	8,936	11,278
Investment securities	124,418	113,905
Gross loans	357,157	347,426
Allowance for loan losses	4,447	3,811
Goodwill	5,940	5,940
Core deposit intangible	2,227	2,447
Earning assets	483,817	464,668
Deposits	377,309	366,161
FHLB borrowings	69,411	67,159
Total liabilities	465,604	453,291
Stockholders' equity	57,990	55,151

Non-performing assets:
Nonaccrual loans	6,304	4,573
Accruing loans past due 90 days	1,571	1,393
Foreclosed real estate	948	1,331
Other nonperforming assets	140	171

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.24%	1.09%
Allowance for loan losses as a percent of nonperforming loans	56.47%	63.88%
Nonperforming loans as a percent of total loans	2.19%	1.71%
Nonperforming assets as a percent of total assets	1.71%	1.47%